For Immediate Release:

American Seafoods Group

For further information contact:

Brad Bodenman or Amy Wallace

Phone: 206.374.1515/fax: 206.374.1516

Email to: brad.bodenman@americanseafoods.com or amy.wallace@americanseafoods.com

Seattle, WA—Tuesday, August 5, 2003—American Seafoods Group LLC today announced its results for the second quarter and six months ended June 30, 2003. Net sales increased 27.8% for the six months ended June 30, 2003 to $228.1 million as compared to $178.4 million during the same period in the prior year. Adjusted EBITDA (which we calculate as earnings before net interest expense, income tax benefit or provision, depreciation, amortization, unrealized foreign exchange gains or losses, loss from debt repayment and related write-offs and non-cash equity-based compensation) increased 3.3% for the six months ended June 30, 2003 to $74.6 million compared to $72.3 million during the same period in the prior year. Net income increased $32.6 million for the six months ended June 30, 2003 to $40.1 million compared to $7.5 million for the prior year period. Net sales increased 24.7% for the quarter to $118.4 million compared to $95.0 million during the same period in the prior year. Adjusted EBITDA decreased 2.9% for the quarter to $36.8 million compared to $37.9 million during the same period in the prior year. Net income increased $29.5 million for the quarter to $16.5 million compared to a net loss of $13.0 million during the same period in the prior year.

Net sales increased for the six-months ended and the quarter ended June 30, 2003 compared to the prior year periods due mainly to the inclusion of Southern Pride Catfish operations, acquired on December 16, 2002, partially offset by a decrease in ocean harvested whitefish sales resulting from a lag in second quarter sales timing. Adjusted EBITDA decreased for the second quarter ended June 30, 2003 compared to the prior year period due primarily to sales timing lag of ocean harvested whitefish. While the actual volume and value of seafood produced during the second quarter exceeded levels achieved during the prior year quarter, a lag in the timing of product deliveries drove the variance in second quarter Adjusted EBITDA. Pollock production increased 23.7% for the second quarter of 2003 and increased 12.7% for the six months ended June 30, 2003 as compared to prior year periods primarily reflecting higher recovery rates for flesh and roe products and increases in fish purchased from Alaska community development groups. Pricing achieved, through June 30, 2003, for the Company’s A-season pollock roe, surimi and fillet block products are, on a grade mix-adjusted basis, comparable to prior year A-season pricing levels.

“Our vessels performed well this A-season achieving strong recovery rates for our roe and pollock flesh products. Although our overall average roe price was lower than last A-season, reflecting the lower grade mix this year, our higher roe recovery resulted in slightly higher roe revenues versus last year,” remarked Bernt O. Bodal, Chairman and Chief Executive Officer. “We started fishing B-season in late June and are experiencing favorable fishing with good sized fish and good flesh recoveries.”

American Seafoods will host its conference call in conjunction with the release of the second quarter financial results live on Wednesday, August 6th at 10:00 am PST (1:00 pm EST). Participants must call in by 10:00 am PST in order to assure their place in the conference. In order to participate, call (888) 855-5428 and enter access code 355504. We expect the call to start no later than 10:15 am PST. There will also be a replay of the conference call available for 30 days by dialing (888) 203-1112 and entering access code 355504.

American Seafoods Group LLC is a world leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The company produces a diverse range of fillet, surimi, roe and block-cut product offerings, made from Alaska pollock, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com or www.americanprideseafoods.com.

This press release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company’s control and could cause actual results to differ materially from such statements.

American Seafoods Group LLC

Financial Highlights

(Unaudited, dollars in thousands)

	As of and for the Quarter Ended June 30,
	2002	2003	Change
Statement of Operations Data
Net sales	$94,982	$118,411	24.7%
Cost of sales, including depreciation expense of $10,796 and $9,494, respectively	59,096	78,425

Gross profit	35,886	39,986	11.4%
Gross margin	37.8%	33.8%
Selling, general and administration expenses	27,155	17,789
Depreciation and amortization (1)	1,639	2,142

Operating income	7,092	20,055	182.8%
Loss from debt repayment and related writeoffs	(15,711)	—
Interest expense, net	(9,588)	(9,783)
Foreign exchange gains, net	5,636	6,198
Other	(436)	(20)

Net income (loss)	($13,007)	$16,450

Adjusted EBITDA calculations:
Net income (loss)	($13,007)	$16,450
Interest expense, net	9,588	9,783
Income tax provision	12	8
Depreciation and amortization	12,435	11,636
Unrealized foreign exchange gains, net	(751)	(1,732)
Non-cash equity-based compensation expense	13,906	632
Loss from debt repayment and related writeoffs	15,711	—

Adjusted EBITDA (2)	$37,894	$36,777	-2.9%
Adjusted EBITDA margin	39.9%	31.1%

Selected Balance Sheet Data:
Cash and cash equivalents	$2,830	$2,881
Accounts receivable, trade	19,002	25,484
Inventories	32,537	39,538
Property, vessels and equipment, net	231,421	230,324
Cooperative rights, other intangibles and goodwill, net	119,346	132,387
Total assets	484,261	533,569
Total debt	497,904	512,760

Other Data (quarter ended):
Capital expenditures	$3,178	$3,284
Pollock Production (metric tons)	5,598	6,922
Pollock Sales (metric tons)	23,561	22,439

Reconciliation of adjusted EBITDA to cash flow from operating activities (2):
Cash flows from operating activities	$48,123	$35,875
Cash interest expense	6,021	8,463
Net change in operating assets and liabilities	(16,262)	(7,526)
Other	12	(35)

Adjusted EBITDA	$37,894	$36,777

American Seafoods Group LLC

Financial Highlights

(Unaudited, dollars in thousands)

	Six Months Ended June 30,
	2002	2003	Change
Statement of Operations Data
Net sales	$178,383	$228,062	27.8%
Cost of sales, including depreciation expense of $15,312 and $14,534, respectively	101,108	140,748

Gross profit	77,275	87,314	13.0%
Gross margin	43.3%	38.3%
Selling, general and administration expenses	39,522	32,317
Depreciation and amortization (1)	3,338	3,994

Operating income	34,415	51,003	48.2%
Loss from debt repayment and related writeoffs	(15,711)	—
Interest expense, net	(16,849)	(19,252)
Foreign exchange gains, net	6,571	8,309
Other	(433)	2

Net income from continuing operations	7,993	40,062	401.2%
Discontinued operations	(445)	—

Net income	$7,548	$40,062	430.8%

Adjusted EBITDA calculations:
Net income from continuing operations	$7,993	$40,062
Interest expense, net	16,849	19,252
Income tax provision	41	18
Depreciation and amortization	18,650	18,528
Unrealized foreign exchange gains, net	(1,508)	(4,037)
Non-cash equity-based compensation expense	14,522	811
Loss from debt repayment and related writeoffs	15,711	—

Adjusted EBITDA (2)	$72,258	$74,634	3.3%
Adjusted EBITDA margin	40.5%	32.7%
Other Data (quarter ended):
Capital expenditures	$4,705	$6,513
Pollock Production (metric tons)	38,470	43,373
Pollock Sales (metric tons)	35,761	34,988

Average Prices Achieved:
Pollock surimi (yen/kg)	258	252
Pollock roe (yen/kg)	1,906	1,778
Pollock block/PBO ($/lb)	$0.98	$1.11
Reconciliation of adjusted EBITDA to cash flow from operating activities (2):
Cash flows from operating activities	$65,024	$39,813
Cash interest expense	11,108	16,689
Gain on settlement of interest hedging derivative	—	993
Net change in operating assets and liabilities	(3,915)	17,170
Other	41	(31)

Adjusted EBITDA	$72,258	$74,634

(1)	Amortization of cooperative rights and intangibles, and depreciation of other assets.
(2)	Adjusted EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles. We include adjusted EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenant measures in our note indenture and credit agreement are based upon adjusted EBITDA. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA presented by us may not be comparable to adjusted EBITDA as reported by other companies.